EXHIBIT 99.1

                              NEWS RELEASE


FOR FURTHER INFORMATION CONTACT:                       FOR IMMEDIATE RELEASE

Jerry Fleming
Telephone: (602) 269-2371
Facsimile:   (602) 278-1630


         Food For Health Acquires Retail Chain Selected No. 1 in America

Phoenix, AZ, March 30, 1999 - Food For Health Company, Inc., a wholly-owned subsidiary of AMCON Distributing Company (NASDAQ: DIST), announced today that it had completed the acquisition of all of the outstanding stock of Chamberlin Natural Foods, Inc. (dba Chamberlin's Market & Cafe) headquartered in Winter Park, Florida, for an undisclosed amount of cash.

Chamberlin's Market & Cafe; first established in 1935, is an award winning and highly acclaimed chain of six health and natural product retail stores, all offering an extensive selection of natural supplements and herbs, baked goods, dairy products, delicatessen items and organic produce. Chamberlin's was recently selected the best health foods chain in the United States by the trade publication HEALTH FOODS BUSINESS.

Dale C. Bennett, the Chief Executive Officer of Chamberlin's, will remain with the company as Chief Executive Officer. Mr. Bennett stated that, "We are extremely pleased to become a part of Food For Health. By joining forces with Food For Health, we will be able to continue the growth of Chamberlin's."

Jerry Fleming, the President of Food For Health, noted that, "In entering the retail segment of the health food business in Florida, we believe that there is no finer company around than Chamberlin's Market & Cafe. I have known Dale Bennett for over 20 years and all of us at Food For Health are excited at the prospect of working with him and his people."

Late last fall, Food For Health announced its acquisition of U.S. Health Distributors, Inc., a health food distribution company headquartered in Melbourne, Florida. The acquisition of Chamberlin's further expands Food For Health's presence in the southeastern United States.

Food For Health, is a wholesale distributor of health and natural foods and related products including vitamin and herbal supplements, grocery, health and beauty care products, dairy and frozen foods and organic produce, which presently serves the southeastern and southwestern United Sates through its facilities in Florida, Texas and Arizona.

AMCON, the parent company of Food For Health, is a leading wholesale distributor of consumer products including beverages, candy, tobacco, groceries and food service, and health and beauty care products, which serves its customers through seven distribution centers in Kansas, Missouri, Nebraska, North Dakota, South Dakota and Wyoming.
THIS NEWS RELEASE CONTAINS FORWARD LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES AND WHICH REFLECT MANAGEMENT'S CURRENT BELIEFS AND ESTIMATES OF FUTURE ECONOMIC CIRCUMSTANCES, INDUSTRY CONDITIONS, COMPANY PERFORMANCE AND FINANCIAL RESULTS. A NUMBER OF FACTORS COULD AFFECT THE FUTURE RESULTS OF THE COMPANY AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OUR FORWARD LOOKING STATEMENTS. MOREOVER, PAST FINANCIAL PERFORMANCE SHOULD NOT BE CONSIDERED A RELIABLE INDICATOR OF FUTURE PERFORMANCE. ACCORDINGLY, WE CLAIM THE PROTECTION OF THE SAFE HARBOR FOR FORWARD LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO ALL SUCH FORWARD LOOKING STATEMENTS.


       Visit AMCON Distributing Company's web site at: www.amcon-dist.com

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